Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS RECORD 2014 THIRD QUARTER RESULTS AND
RAISES FY2014 GUIDANCE

•	Third quarter diluted EPS of $0.57 was 18.8% higher than prior year of $0.48.
•	Sales of $451.9 million were 9.6% higher than last year (9.5% in constant currency) driven by Commercial Aerospace (up 13.0% in constant currency).
•	Operating income was $79.0 million, 17.5% of sales, as compared to $69.0 million, 16.7% of sales in 2013.
•	Full year 2014 guidance raised: adjusted diluted EPS of $2.10 to $2.16 (previously was $2.06 to $2.14)

See Table C for reconciliation of GAAP and non-GAAP operating income, net income and earnings per share

	Quarter Ended September 30,			Nine Months Ended September 30,
(In millions, except per share data)	2014	2013	% Change	2014	2013	% Change

Net Sales	$451.9	$412.3	9.6%	$1,383.7	$1,251.4	10.6%
Net sales change in constant currency			9.5%			9.8%
Operating Income	79.0	69.0	14.5%	228.7	203.9	12.2%
Net Income	55.8	48.7	14.6%	156.5	140.8	11.2%
Diluted net income per common share	$0.57	$0.48	18.8%	$1.58	$1.38	14.5%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (Table C)	$79.0	$69.0	14.5%	$234.7	$203.9	15.1%
As a % of sales	17.5%	16.7%		17.0%	16.3%
Adjusted Net Income (Table C)	56.1	48.7	15.2%	160.7	141.4	13.6%
Adjusted diluted net income per share	$0.57	$0.48	18.8%	$1.62	$1.39	16.5%

STAMFORD, CT. October 20, 2014 – Hexcel Corporation (NYSE: HXL), today reported results for the third quarter of 2014.  Net sales during the quarter were $451.9 million, 9.6% higher than the $412.3 million reported for the third quarter of 2013.  Operating income for the period was $79.0 million, compared to $69.0 million last year.  Net income for the third quarter of 2014 was $55.8 million, or $0.57 per diluted share, compared to $48.7 million or $0.48 per diluted share in 2013.

Chief Executive Officer Comments

Mr. Stanage commented, “This was another record quarter for Hexcel, as continued solid execution combined with strong Commercial Aerospace sales enabled us to deliver the highest adjusted operating income percentage and net income in our history.  For the quarter, our adjusted diluted EPS of $0.57 was 18.8% higher than last year, on a 9.5% increase in constant currency sales.  We are particularly pleased that this quarter we achieved an operating income margin of 17.5% and year to date we have exceeded our target adjusted operating income leverage of 23%.”

Looking ahead, Mr. Stanage said, “We continue to deliver strong year-over-year performance as we build for the future.  For 2014, we expect Commercial Aerospace sales to continue its strong pace.  Recovery of our Industrial sales – led by wind energy – should offset Space & Defense revenues which are projected to be lower than our prior expectations.  With total sales as expected, strong operational performance allows us to raise our 2014 earnings guidance.  We remain on-track to achieve our mid-term goal of $2.5 billion in sales by the end of 2017 based on our customers’ forecasted buildrates.  Consequently, we continue to invest in technology, capacity expansion, manufacturing innovations and our people, while staying focused on delivering our 23% operating income leverage target.”

Markets

Commercial Aerospace

•

Commercial Aerospace sales of $296.5 million increased 13.2% (13.0% in constant currency) for the quarter as compared to the third quarter of 2013.  Revenues attributed to new aircraft programs (A380, B747-8, B787, A350, A320neo and B737 MAX) increased about 20% versus the same period last year, with the A350 and B787 shipments leading the growth.  Airbus and Boeing legacy aircraft related sales for the quarter were up about 8% compared to the 2013 quarter and were about 5% lower than the run rate from the first half of the year.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were over 10% higher compared to the third quarter of 2013, and remained at about the same run rate as the last three quarters.

Space & Defense

•

Space & Defense sales of $88.5 million decreased 6.3% (same in constant currency) for the quarter as compared to the third quarter of 2013.  Rotorcraft sales were down about 15%, led by the expected decline in V22 sales as well as softness in the European and Asia Pacific regions.

•

Sales for the first nine months of 2014 are 4.5% lower in constant currency than the same period last year.  There were a modest amount of customer orders that were shifted forward and we are expecting fourth quarter sales to be stronger than the third quarter sales.  We now expect Space & Defense sales for the full year 2014 to be slightly lower than 2013, as compared to prior guidance of flat.

Industrial

•

Total Industrial sales of $66.9 million were 19.7% higher (same in constant currency) than the third quarter of 2013.  Sales for the first nine months of 2014 were up 19.9% in constant currency over the 2013 period.  The increases were across the board, including wind energy sales which for the first nine months of 2014 were up about 25% in constant currency as compared to the comparable period in 2013.

Operations

•

Gross margin for the third quarter was 27.0% as compared to 27.2% in the third quarter of 2013, as both periods reflect strong seasonally adjusted operating performance.  Selling, general and administrative expenses were the same as the third quarter of 2013 and Research and technology expenses in the third quarter of 2014 of $10.1 million were slightly less than the comparable 2013 period.

•

Adjusted operating income in the 2014 third quarter was $79.0 million or 17.5% of sales as compared to $69.0 million or 16.7 % of sales in 2013.  There was nominal impact from exchange rates as compared to 2013.  For the first nine months of 2014, adjusted operating income leverage was about 25% on the incremental sales after adjusting for the impact of exchange rates.   Depreciation expense for the nine months of 2014 was $9.8 million higher than for the same period in 2013.

Cash and other

•

Our effective tax rate for the quarter was 27.7% as compared to 27.9% in 2013.  The 2014 and 2013 quarters had a $1.7 million and $1.8 million benefit, respectively, from favorable tax return to provision adjustments and the release of reserves for uncertain tax positions.  Excluding these discrete benefits our effective tax rate for the first nine months was 30.8%, which is the rate we expect for the fourth quarter.

•

Free cash flow for the first nine months of 2014 was a use of $2.6 million versus a source of $63 million in 2013, as cash used for capital expenditures was $194 million in the first nine months of 2014 compared to $133 million in the 2013 period.  Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•

During the quarter, the Company invested $45.5 million and bought back 1,168,825 shares of its common stock.  There is now $100 million remaining under the authorized share repurchase program.  Share repurchases for the first nine months of 2014 total $160 million.

•

As previously announced in September, we entered into a new $700 million senior revolving credit facility which matures in September 2019.  The new facility replaces the Company’s previous $600 million senior secured facility.  The new facility provides for a modest improvement in interest costs, but more importantly it is unsecured and provides the Company with greater financial flexibility and capacity going forward.  As a result of the refinancing, the Company accelerated certain unamortized financing costs of the credit facility being replaced and incurred a pretax charge of $0.5 million in the third quarter of 2014.

2014 Outlook

Our 2014 outlook:

•

Sales of $1,830 million to $1,860 million (previously was $1,810 million to $1,860 million) as Commercial Aerospace continues its strong pace, while lower expected Space & Defense sales should be offset by higher Industrial sales.

•	Adjusted diluted earnings per share of $2.10 to $2.16 (previously was $2.06 to $2.14 and initial guidance for the year was $2.00 - $2.12).
•

Free cash flow of $25 million to $50 million for the year (previously was $25 million to $75 million) with accrued capital expenditures towards the high end of our range of $225 million to $250 million.

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, October 21, 2014 to discuss the third quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2244 and the confirmation code is 2852211.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in the startup or ramp-ups of new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of financial results for 2014 and beyond.  The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions and changes in or unexpected issues related to environmental regulations, legal matters, interest expense and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries Condensed Consolidated Statements of Operations
	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2014	2013	2014	2013
Net sales	$451.9	$412.3	$1,383.7	$1,251.4
Cost of sales	329.9	300.2	1,003.4	910.5

Gross margin	122.0	112.1	380.3	340.9
% Gross margin	27.0%	27.2%	27.5%	27.2%

Selling, general and administrative expenses	32.9	32.9	111.0	105.7
Research and technology expenses	10.1	10.2	34.6	31.3
Other operating expense (a)	—	—	6.0	—

Operating income	79.0	69.0	228.7	203.9

Interest expense, net	2.1	1.9	5.9	5.7
Non-operating expense (b)	0.5	—	0.5	1.0

Income before income taxes and equity in earnings from affiliated companies	76.4	67.1	222.3	197.2
Provision for income taxes	21.2	18.7	66.9	57.2

Income before equity in earnings from affiliated companies	55.2	48.4	155.4	140.0
Equity in earnings from affiliated companies	0.6	0.3	1.1	0.8

Net income	$55.8	$48.7	$156.5	$140.8

Basic net income per common share:	$0.58	$0.49	$1.61	$1.41

Diluted net income per common share:	$0.57	$0.48	$1.58	$1.38

Weighted-average common shares:

Basic	95.8	99.7	97.2	100.0
Diluted	97.7	101.7	99.2	102.1

(a)	Other operating expense for the nine months ended September 30, 2014 reflects an increase in environmental reserves related to a manufacturing facility in Lodi, New Jersey which we sold in 1986.
(b)	Non-operating expense is the accelerated amortization of deferred financing costs related to refinancing our credit facility in September 2014 and June 2013.

Hexcel Corporation and Subsidiaries Condensed Consolidated Balance Sheets
	Unaudited
(In millions)	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$37.7	$65.5
Accounts receivable, net	255.6	232.4
Inventories	300.7	265.3
Prepaid expenses and other current assets	74.5	93.2
Total current assets	668.5	656.4

Property, plant and equipment	1,808.3	1,661.2
Less accumulated depreciation	(630.5)	(593.8)
Property, plant and equipment, net	1,177.8	1,067.4

Goodwill and other intangible assets, net	60.4	61.0
Investments in affiliated companies	24.3	23.3
Other assets	28.8	28.0
Total assets	$1,959.8	$1,836.1

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$2.8	$3.0
Accounts payable	131.2	135.9
Accrued liabilities	125.7	129.8
Total current liabilities	259.7	268.7

Long-term debt	430.0	292.0
Other non-current liabilities	142.9	115.0
Total liabilities	832.6	675.7

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 104.7 shares issued at September 30, 2014 and 104.0 shares issued at December 31, 2013	1.0	1.0
Additional paid-in capital	674.2	642.3
Retained earnings	792.6	636.1
Accumulated other comprehensive income	(35.2)	10.7
	1,432.6	1,290.1
Less – Treasury stock, at cost, 9.3 and 5.1 shares at September 30, 2014 and December 31, 2013, respectively.	(305.4)	(129.7)
Total stockholders' equity	1,127.2	1,160.4
Total liabilities and stockholders' equity	$1,959.8	$1,836.1

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Year to Date Ended September 30,
(In millions)	2014	2013

Cash flows from operating activities
Net income	$156.5	$140.8

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	52.6	42.8
Amortization of deferred financing costs	1.3	1.8
Deferred income taxes	50.5	18.1
Equity in earnings from affiliated companies	(1.1)	(0.8)
Stock-based compensation expense	14.0	14.7
Excess tax benefits on stock-based compensation	(5.5)	(5.0)

Changes in assets and liabilities:
(Increase) in accounts receivable	(30.4)	(0.1)
(Increase) in inventories	(44.6)	(25.2)
(Increase) in prepaid expenses and other current assets	(11.6)	(2.0)
Increase in accounts payable/accrued liabilities	10.7	12.9
Other – net	(0.6)	(2.1)
Net cash provided by operating activities (a)	191.8	195.9

Cash flows from investing activities
Capital expenditures (b)	(194.4)	(133.1)
Net cash used in investing activities	(194.4)	(133.1)

Cash flows from financing activities
Borrowings from senior unsecured credit facility	481.0	—
Borrowings from previous senior secured credit facility	189.0	309.0
Repayment of previous senior secured credit facility	(481.0)	(212.0)
Repayment senior unsecured credit facility	(51.0)	—
Repayments of capital lease obligation and other debt, net	(0.2)	(1.9)
Issuance costs related to senior credit facilities	(1.3)	(2.4)
Repayment of senior secured credit facility – term loan	—	(85.0)
Stock repurchases	(160.0)	(50.0)
Activity under stock plans	2.2	5.6
Net cash used in financing activities	(21.3)	(36.7)

Effect of exchange rate changes on cash and cash equivalents	(3.9)	1.0
Net (decrease) increase in cash and cash equivalents	(27.8)	27.1
Cash and cash equivalents at beginning of period	65.5	32.6
Cash and cash equivalents at end of period	$37.7	$59.7

Supplemental Data:
Free cash flow (a)+(b)	$(2.6)	$62.8
Accrual basis additions to property, plant and equipment	$179.2	$121.9

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended September 30, 2014 and 2013				(Unaudited)		Table A
(In millions)	As Reported			Constant Currency (a)
Market	2014	2013	B/(W) %	FX Effect (b)	2013	B/(W) %
Commercial Aerospace	$296.5	$262.0	13.2	$0.3	$262.3	13.0
Space & Defense	88.5	94.4	(6.3)	0.1	94.5	(6.3)
Industrial	66.9	55.9	19.7	—	55.9	19.7
Consolidated Total	$451.9	$412.3	9.6	$0.4	$412.7	9.5

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	65.6	63.5			63.6
Space & Defense	19.6	22.9			22.9
Industrial	14.8	13.6			13.5
Consolidated Total	100.0	100.0			100.0

Nine Months Ended September 30, 2014 and 2013				(Unaudited)
(In millions)	As Reported			Constant Currency (a)
Market Segment	2014	2013	B/(W) %	FX Effect (b)	2013	B/(W) %
Commercial Aerospace	$907.9	$800.9	13.4	$3.4	$804.3	12.9
Space & Defense	276.2	287.1	(3.8)	2.2	289.3	(4.5)
Industrial	199.6	163.4	22.2	3.1	166.5	19.9
Consolidated Total	$1,383.7	$1,251.4	10.6	$8.7	$1,260.1	9.8
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	65.6	64.0			63.8
Space & Defense	20.0	22.9			23.0
Industrial	14.4	13.1			13.2
Consolidated Total	100.0	100.0			100.0
(a)

To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and nine months ended September 30, 2013 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2014 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information			(Unaudited)	Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Third Quarter 2014
Net sales to external customers	$342.9	$109.0	$—	$451.9
Intersegment sales	16.4	0.4	(16.8)	—
Total sales	359.3	109.4	(16.8)	451.9
Operating income (loss) (b)	74.4	16.7	(12.1)	79.0
% Operating margin	20.7%	15.3%		17.5%

Depreciation and amortization	16.4	1.3	0.1	17.8
Stock-based compensation expense	0.9	0.2	1.4	2.5
Accrual based additions to capital expenditures	72.4	2.0	—	74.4

Third Quarter 2013
Net sales to external customers	$312.6	$99.7	$—	$412.3
Intersegment sales	17.1	0.1	(17.2)	—
Total sales	329.7	99.8	(17.2)	412.3
Operating income (loss)	68.7	14.9	(14.6)	69.0
% Operating margin	20.8%	14.9%		16.7%

Depreciation and amortization	13.4	1.2	0.1	14.7
Stock-based compensation expense	1.0	0.2	1.5	2.7
Accrual based additions to capital expenditures	36.8	3.0	—	39.8

First Nine Months 2014
Net sales to external customers	$1,060.8	$322.9	$—	$1,383.7
Intersegment sales	53.1	1.0	(54.1)	—
Total sales	1,113.9	323.9	(54.1)	1,383.7
Operating income (loss) (b)	230.1	50.7	(52.1)	228.7
% Operating margin	20.7%	15.7%		16.5%

Other operating expense (b)	—	—	6.0	6.0
Depreciation and amortization	48.3	4.1	0.2	52.6
Stock-based compensation expense	4.3	0.9	8.8	14.0
Accrual based additions to capital expenditures	173.4	5.8	—	179.2

First Nine Months 2013
Net sales to external customers	$962.1	$289.3	$—	$1,251.4
Intersegment sales	51.8	1.2	(53.0)	—
Total sales	1,013.9	290.5	(53.0)	1,251.4
Operating income (loss)	207.8	43.4	(47.3)	203.9
% Operating margin	20.5%	14.9%		16.3%

Depreciation and amortization	39.1	3.5	0.2	42.8
Stock-based compensation expense	4.3	0.9	9.5	14.7
Accrual based additions to capital expenditures	113.2	8.7	—	121.9
(a)	We do not allocate corporate expenses to the operating segments.
(b)

Corporate and other for the nine months ended September 30, 2014 includes a $6 million charge to increase environmental reserves related to a manufacturing facility in Lodi, New Jersey which we sold in 1986.

(c)

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income and Net Income			Table C
	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2014	2013	2014	2013

GAAP operating income	$79.0	$69.0	$228.7	$203.9
- Other operating expense (a)	—	—	6.0	—
Non-GAAP operating Income	$79.0	$69.0	$234.7	$203.9
% of Net Sales	17.5%	16.7%	17.0%	16.3%
- Stock-based compensation expense	2.5	2.7	14.0	14.7
- Depreciation and amortization	17.8	14.7	52.6	42.8
Non-GAAP EBITDA	$99.3	$86.4	$301.3	$261.4

	Unaudited
	Quarter Ended September 30,
	2014		2013
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$55.8	$0.57	$48.7	$0.48
- Non-operating expense (net of tax) (b)	0.3	—	—	—
Adjusted net income	$56.1	$0.57	$48.7	$0.48
	Unaudited
	Nine Months Ended September 30,
	2014		2013
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$156.5	$1.58	$140.8	$1.38
- Other operating expense (net of tax) (a)	3.9	0.04	—	—
- Non-operating expense (net of tax) (b)	0.3	—	0.6	0.01
Adjusted net income	$160.7	$1.62	$141.4	$1.39
(a)

Other operating expense for the nine months ended September 30, 2014 reflects an increase in environmental reserves primarily for remediation of the site of a manufacturing facility in Lodi, New Jersey which we sold in 1986.

(b)	Non-operating expense is the accelerated amortization of deferred financing costs refinancing our credit facility in September 2014 and June 2013.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash		Table D
	Unaudited
	September 30,	June 30,	December 31,
(In millions)	2014	2014	2013

Short-term borrowings	$2.8	$2.8	$3.0
Long-term notes payable	430.0	395.0	292.0
Total Debt	432.8	397.8	295.0
Less: Cash and cash equivalents	(37.7)	(43.8)	(65.5)
Total debt, net of cash	$395.1	$354.0	$229.5